UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: May 15, 2008 (Date of earliest event reported)
Financial Industries Corporation (Exact name of registrant as specified in its charter)

TX (State or other jurisdiction of incorporation)	0-4690 (Commission File Number)	74-2126975 (IRS Employer Identification Number)

6500 River Place Boulevard, Building I (Address of principal executive offices)		78730 (Zip Code)
512-404-5000 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On May 15, 2008, Financial Industries Corporation ("FIC") held a special meeting of shareholders for the purpose of considering and voting upon the proposed merger of FIC with Americo Acquisition Corp. ("Merger Sub"), an indirect, wholly-owned subsidiary of Americo Life, Inc. ("Americo"). Holders of 86% of the shares of FIC's common stock outstanding on March 24, 2008, the record date established by the Board of Directors, were represented in person or by proxy at the meeting, and the merger was approved by the affirmative vote of 99% of said shares.

The completion of the merger remains subject to the satisfaction or waiver of the remaining closing conditions in the merger agreement, including the pending approval of the Texas Department of Insurance. Upon completion of the merger, each share of FIC common stock, other than shares held by Americo, Merger Sub or FIC, or any of their respective subsidiaries, will be converted into the right to receive $7.25 in cash, without interest thereon, subject to downward adjustment in the event that the number of fully-diluted shares of FIC common stock is above the maximum total specified in the merger agreement. FIC does not expect such adjustment to be applicable. The merger is expected to close in mid-June.

The foregoing description of the merger does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is filed as an exhibit to the Definitive Proxy Statement on Schedule 14A filed by FIC on April 3, 2008.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Shell company transactions:
            None
(d) Exhibits
            99.1       Press Release of Financial Industries Corporation dated May 15, 2008

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 15, 2008	FINANCIAL INDUSTRIES CORPORATION By: /s/ William B. Prouty William B. Prouty Chief Executive Officer

Exhibit Index
Exhibit No.	Description
99.1	Press Release of Financial Industries Corporation dated May 15, 2008